EXHIBIT F


                                             Northeast Utilities Service Company
                                             P.O. Box 270
                                             Hartford, CT 06141-0270
                                             (860) 665-3532



                                             April 24, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:File No. 70-8959
Application/Declaration with Respect to the Organization of a Wholly Owned Subsidiary Related to an Accounts Receivable Purchase and Sale Program

Ladies and Gentlemen:

        I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), the service company subsidiary of Northeast Utilities ("NU"), and I am furnishing this opinion as Exhibit F to the Application/Declaration, as amended, on Form U-1 (the "Declaration") of Western Massachusetts Electric Company ("WMECO"), a subsidiary of NU, to the Commission with respect to the organization by WMECO of a wholly owned subsidiary (WMECO Receivables Corporation or "WRC") related to an accounts receivable purchase and sale program and related transactions, as more fully set forth in the Declaration.

        In connection with this opinion, I have examined or caused to be examined by counsel associated with or engaged by me, including counsel who are employed by NUSCO, such papers, documents, and records, and have made such examination of law and have satisfied myself as to such other matters as I have deemed relevant or necessary for the purpose of this opinion. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to originals of all documents submitted to me as copies.

        The opinions set forth herein are limited to the laws of the State of Connecticut and the Commonwealth of Massachusetts and the federal laws of the United States. I am a member of the bar of the State of New York. I am not a member of the bar of the State of Connecticut or the bar of the Commonwealth of Massachusetts, and do not hold myself out as an expert in the laws of such jurisdictions, although I have made a study of relevant laws of such jurisdictions. In expressing opinions about matters governed by the laws of the State of Connecticut and the Commonwealth of Massachusetts, I have consulted with counsel who are employed by NUSCO and are members of the bars of such jurisdictions.

        The opinions set forth in paragraph (b) below are subject to the effect of bankruptcy, insolvency, moratorium and other similar laws affecting creditors rights generally and general principles of equity.

        Based upon and subject to the foregoing, and if the proposed transactions contemplated by the Declaration are carried out in accordance therewith, I am of the opinion that:

               (a) all Massachusetts laws applicable to the proposed transactions will have been complied with;

               (b) (i) WRC will be validly organized and duly existing under the laws of the State of Connecticut, (ii) the common stock of WRC issued to WMECO will be validly issued, fully paid and nonassessable, and WMECO will be entitled to all of the rights and privileges appertaining to the ownership of 100% of the issued and outstanding common stock of WRC, and (iii) insofar as any interests in receivables sold by WRC as part of such transactions are regulated as the issuance of securities, such securities will be valid and binding obligations of WRC in accordance with their terms;

               (c) WMECO will legally acquire the common stock of WRC to be acquired by it as part of the proposed transactions; and

               (d) the consummation of the proposed transactions by WMECO and WRC will not violate the legal rights of the holders of any securities issued by WMECO or WRC or any associate company thereof.


                                             Very truly yours,



                                             /s/ Jeffrey C. Miller